EXHIBIT 10.2
CHANGE IN CONTROL AGREEMENT
     THIS AGREEMENT is entered into by and between Xanser Corporation, a Delaware corporation (the "Company”), and Max A. Elghandour (the “Executive”) effective as of August 31, 2006 (the “Effective Date”).
     WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and
     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
     WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
     1. Definitions and Interpretation Rules.
     1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:
     “Affiliate” means any entity which is a member of (i) the same controlled group of corporations within the meaning of section 414(b) of the Code with the Company, (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code) with the Company or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with the Company.
     “Assets” means assets of any kind owned by the Company, including but not limited to securities of the Company’ direct and indirect subsidiaries and Affiliates.
     “the Company” means Xanser Corporation, a Delaware corporation, and any successor by merger or otherwise.
     “Base Compensation” means the Executive’s base salary or wages (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) from the Company, modified by including any portion thereof that such Executive could have received in cash in lieu of any elective deferrals made by the Executive (other than deferrals of bonuses) or pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and any elective contributions under a cafeteria plan described in section 125 of the Code, and modified further by excluding any bonus, incentive compensation (including but not limited to equity-based compensation), commissions, expense reimbursements or other expense allowances, fringe benefits

EXHIBIT 10.2
(cash and noncash), moving expenses, deferred compensation (other than elective deferrals by the Executive under a qualified cash or deferred arrangement described in section 401(k) of the Code that are expressly included in “Base Compensation” under the foregoing provisions of this definition), welfare benefits as defined in ERISA, overtime pay, special performance compensation amounts and severance compensation.
     “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to those terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
     “Board” means the Board of Directors of the Company or other governing body of the Company or its direct or indirect parent.
     “Cause” means (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board (or by a delegate appointed by the Board), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise, (iii) the conviction of the Executive for a felony, (iv) the entering by the Executive of a plea of guilty or nolo contendre to a felony charge or crime involving moral turpitude, or (v) the material breach by the Executive of any code of conduct established by the Company. For purposes of Sections (i) and (ii) of this definition, (A) no act, or failure to act, on the Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company and (B) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
     “Change in Control” means the occurrence of any of the following events:
     (a) the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board;
     (b) the consummation of a Merger of the Company or an Affiliate of the Company with another Entity, unless the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger;
     (c) any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities;
     (d) a sale, transfer, lease or other disposition of all or substantially all of the Company’s Assets is consummated (an “Asset Sale”), unless:

EXHIBIT 10.2
     (1) the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company immediately prior to such Asset Sale own, directly or indirectly, 50 percent or more of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of the Company’s Voting Securities immediately prior to such Asset Sale; or
     (2) the individuals who comprise the Board immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or
     (e) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor act.
     “Committee” means, prior to a Change in Control or a Potential Change in Control, the Compensation Committee of the Board. After a Change in Control or a Potential Change in Control, “Committee” means (i) the individuals (not fewer than three (3) in number) who, on the date six months prior to the Change in Control constitute the Compensation Committee of the Board, plus, (ii) in the event that fewer than three (3) individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)); provided, however, that the maximum number of individuals constituting the Committee after a Change in Control or Potential Change in Control shall not exceed five (5).
     “Company” means the Company. In the event that the Executive’s employer is a subsidiary of the Company, the term “Company” shall include the Executive’s employer where appropriate and the Company will cause the Executive’s employer to take any actions necessary to satisfy the obligations of the Company under this Agreement.
     “Disability” means the Executive’s incapacity due to physical or mental illness that has caused the Executive to be absent from full-time performance of his duties with the Company for a period of six (6) consecutive months.
     “Effective Date” means the date identified in the introduction of this Agreement.
     “Employee” means an individual who is employed in the services of the Company on the Company’s active payroll.
     “Employment Termination Date” means the date as of which the Executive incurs a Termination of Employment determined in accordance with the provisions of Section 5.2.

EXHIBIT 10.2
     “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.
     “Excise Tax” means the excise tax imposed by section 4999 of the Code or any similar tax payable under any United States federal, state, or local statute.
     “Executive” means the Employee identified in the introduction of this Agreement.
     “Expiration Date” shall have the meaning specified in Section 2.
     “Good Reason” for termination by the Executive of his employment means the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (b) and (c) of the second paragraph of the definition of Termination of Employment (treating all references to “Change in Control” in paragraphs (a) through (f) below as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a), (e), (f) or (g) below, such act or failure to act is corrected prior to the effective date of the Executive’s termination for Good Reason:
     (a) the assignment to the Executive of any duties or responsibilities which are substantially diminished as compared to the Executive’s duties and responsibilities immediately prior to a Change in Control or a material change in the Executive’s reporting responsibilities, titles or offices as an Employee and as in effect immediately prior to the Change in Control;
     (b) a reduction by the Company in the Executive’s annual Base Compensation as in effect on the date hereof or as the same may be increased from time to time;
     (c) the relocation of the Executive’s principal place of employment to a location outside of a 50-mile radius from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to a Change in Control;
     (d) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
     (e) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing

EXHIBIT 10.2
substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other the Company executives, as existed immediately prior to the Change in Control;
     (f) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit or Perquisite enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the time of the Change in Control; or
     (g) any purported termination of the Executive’s employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 5.1.
     The Executive shall have the right to terminate his employment for Good Reason even if he becomes incapacitated due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting Good Reason hereunder.
     For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist. The Committee’s determination regarding the existence of Good Reason shall be conclusive and binding upon all parties unless the Committee’s determination is arbitrary and capricious.
     “Gross-Up Payment” means the additional amount paid to the Executive pursuant to Section 3.3.
     “Highest Base Compensation” means the Executive’s annualized Base Compensation in effect immediately prior to (a) a Change in Control, (b) the first event or circumstance constituting Good Reason, or (c) the Executive’s Termination of Employment, whichever is greatest.
     “Incumbent Director” means –
     (a) a member of the Board on the Effective Date; or
     (b) an individual-
     (1) who becomes a member of the Board after the Effective Date;
     (2) whose appointment or election by the Board or nomination for election by the Company’ stockholders is approved or recommended by a vote of

EXHIBIT 10.2
at least two-thirds of the then serving Incumbent Directors (as defined herein); and
     (3) whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.
     “Merger” means a merger, consolidation or similar transaction.
     “Pension Plan” means the Company’s 401(k) plan, as amended from time to time.
     “Perquisites” means benefits such as any supplemental life insurance; financial consulting; and office equipment for use in the home (e.g., cellular telephones, personal digital assistance, home computers and office accessories similar to the office accessories available to the Executive in his employment office and monthly Internet connection fees) that may be provided by the Company from time to time.
     “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company or any of its Affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
     “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
     (b) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
     (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15 percent or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or
     (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
     “Renewal Date” shall have the meaning specified in Section 2.
     “Specified Owner” means any of the following:
     (a) the Company;

     (b) an Affiliate of the Company;
     (c) an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company;
     (d) a Person that becomes a Beneficial Owner of the Company’ outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’ then outstanding Voting Securities as a result of the acquisition of securities directly from the Company and/or its Affiliates; or
     (e) a Person that becomes a Beneficial Owner of the Company’ outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of the Company outstanding immediately prior to such Merger.
     “Termination of Employment” means the termination of the Executive’s employment relationship with the Company (a) by the Company without Cause after a Change in Control occurs, or (b) by the Executive for Good Reason after a Change in Control occurs, or (c) resignation by the Executive concurrent with a Change in Control.
     For purposes of this definition, the Executive’s employment shall be deemed to have been terminated after a Change in Control, if (a) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; (b) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; or (c) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with a Change in Control. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.
     “Termination of Employment” does not include (a) a termination of employment due to the Executive’s death or Disability, or (b) a termination of employment by the Company with Cause.
     “Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.

EXHIBIT 10.2
     1.2 Number and Gender. As used in this Agreement, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of this Agreement.
     2. Term of Agreement.
     2.1 The “Term” of this Agreement shall commence on the Effective Date and end on the earlier of (a) Termination of Employment or (b) the date Executive is no longer an employee of the Company or (c) six (6) months following the date of a change in control (such last day being the “Expiration Date”).
     3. Compensation.
     3.1 Equity Based Compensation. Upon the occurrence of a Change in Control, all options to acquire the Company stock, all shares of restricted Company stock, all other equity or phantom equity incentives and any awards the value of which is determined by reference to or based upon the value of the Company stock, held by the Executive under any plan of the Company shall become immediately vested, exercisable and nonforfeitable and all conditions thereof (including, but not limited to, any required holding periods) shall be deemed to have been satisfied, subject to the terms and conditions of such plans or agreements.
     3.2 Benefits Following Termination of Employment. If the Executive incurs a Termination of Employment during the Term of this Agreement, the Company shall provide the Executive the benefits described below.
          (a) Severance Payment Based Upon Base Compensation. the Company will pay the Executive a cash severance benefit equal to 1.0 times the Executive’s Highest Base Compensation. An Executive’s severance payment under this paragraph (a) will be paid in accordance with the provisions of Section 4.
          (b) Pension Plan. In addition to the retirement benefits to which the Executive is entitled under the Pension Plan, the Company shall pay the Executive a single sum cash payment in an amount equal to the undiscounted value of the employer contributions the Company would have made to the Pension Plan (including but not limited to matching and base contributions) on behalf of the Executive had the Executive continued in the employ of the Company for a period of one year after the Employment Termination Date, assuming for this purpose that (i) the Executive’s earned compensation per year during that one year period of time is the Executive’s Highest Base Compensation; and (ii) contribution, deferral, credit and accrual percentages made under the Pension Plan, by and on behalf of the Executive during the one year period, are the same percentages in effect on the date of the Change in Control or the Executive’s Employment Termination Date, whichever is more favorable for the Executive. The payment required under this paragraph (b) will be made in accordance with the provisions of Section 4.
          (c) Accident and Health Insurance Benefits. For one year following the Executive’s Employment Termination Date (the “Continuation Period”), the Company shall arrange to provide the Executive and his dependents accident and health insurance benefits, in each case, substantially similar to those provided to the Executive and his dependents immediately prior to the Employment Termination Date or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this Section 3.2(c) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the Continuation Period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Employment Termination Date or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.
          (d) Perquisites. The Executive shall be entitled to a single sum cash payment which shall be an amount equal to the sum of (1) the cost of the Executive’s Perquisites in effect prior to his Termination of Employment for the remainder of the calendar year in which the Employment Termination Date occurs; plus (2) the cost of the Executive’s Perquisites in effect prior to his Termination of Employment for an additional one year. The payment required under this paragraph (d) will be made in accordance with the provisions of Section 4.
          (e) Retiree Medical. If the Executive would have become entitled to benefits under the Company’s post-retirement health care insurance plans, as in effect immediately prior to the Employment Termination Date or, if more favorable to the Executive as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of twelve (12) months after the Employment Termination Date, the Company shall provide such post-retirement health care insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which the applicable benefits described in paragraph (c) of this Section 3.2 terminate.
     3.3 Gross-Up Payments. The Executive will reasonably cooperate with the Company in good faith to achieve a mutually acceptable methodology for minimizing the Excise Tax. Should the Executive and the Company fail to agree on a mutually acceptable methodology for minimizing the Excise Tax, the following provisions of this Section 3.3 will apply. If any payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement, or any other plan or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after the deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment shall be equal to the Total Payments. The purpose of this Section is to place the Executive in the same economic position such Executive would have been in had no Excise Tax been imposed with respect to the Total Payments.

EXHIBIT 10.2
          (a) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the “Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the “base amount” (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
          (b) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Employment Termination Date (or if there is no Employment Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
          (c) In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other relative to any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.
     3.4 Legal Fees. the Company shall pay, on a fully grossed up, after tax basis, all legal fees and expenses incurred by the Executive (i) in disputing in good faith any issue relating to the Executive’s termination of employment, (ii) in seeking in good faith to obtain or enforce any benefit or right provided under this Agreement in accordance with Section 9.5, or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit under this Agreement. Such payments shall be made within ten (10) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require.
     4. Time of Benefits Payments. the Company shall pay the Executive any cash benefits described in paragraphs (a), (b) and (d) of Section 3.2 in a single sum cash payment in

EXHIBIT 10.2
good funds immediately available by wire transfer to the Executive on the Executive’s Employment Termination Date. If it is subsequently determined that additional monies are due and payable to the Executive as benefits described in paragraphs (a), (b) and (d) of Section 3.2, the Company will pay any such unpaid benefits to the Executive, together with interest on the unpaid benefits from the date the single sum cash payment was made at the annual rate of 120 percent of the rate provided in section 1274(b)(2)(B) of the Code, within ten (10) business days of discovering that the additional monies are due and payable. If the benefits paid to the Executive are subsequently determined to exceed the amount of benefits the Executive should have received, such excess shall constitute a loan by the Company to the Executive, payable within ten (10) business days after demand by the Company, together with interest from the date the single sum cash payment was made at the annual rate of 120 percent of the rate provided in section 1274(b)(2)(B) of the Code, but only to the extent such amount has not been previously paid by the Executive.
     5. Termination Procedures And Compensation During Dispute.
     5.1 Notice of Termination. After a Change in Control and during the Term of this Agreement, any purported termination of the Executive’s employment by the Company shall be communicated by the Company by a written Notice of Termination to the Executive in accordance with Section 9.8. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. No purported termination of the Executive’s employment by the Company after a Change in Control and during the Term of this Agreement shall be effective unless the Company complies with the procedures set forth in this Section.
     5.2 Employment Termination Date. “Employment Termination Date,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given). “Employment Termination Date,” with respect to the resignation by the Executive concurrent with a Change in Control, shall mean the date of the Change in Control.

EXHIBIT 10.2
     5.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Employment Termination Date (as determined without regard to this Section), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be extended until the earlier of (i) the date on which the Term of this Agreement ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Employment Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.
     5.4 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term of this Agreement and the Employment Termination Date is extended in accordance with Section 5.3, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given or those plans in which the Executive was participating immediately prior to the first occurrence of an event or circumstance giving rise to the Notice of Termination, if more favorable to the Executive, until the Employment Termination Date, as determined in accordance with Section 5.3. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
     6. Withholding. Subject to the provisions of Section 3.3, the Company may withhold from any benefits paid under this Agreement all income, employment, and other taxes required to be withheld under applicable law.
     7. Death of the Executive. If the Executive dies after his Employment Termination Date but before the Executive receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Executive’s surviving spouse, or if the Executive does not have a surviving spouse, to the Executive’s estate.
     8. Amendment. This Agreement may not be amended except pursuant to a written instrument that is authorized by the Committee and agreed to in writing and signed by the Executive.
     9. Miscellaneous.
     9.1 Agreement Not an Employment Contract. This Agreement is not an employment contract between the Company and Executive and gives Executive no right to retain his employment. This Agreement is not intended to interfere with the rights of the Company to terminate the Executive’s employment at any time with or without notice and with or without cause or to interfere with the Executive’s right to terminate his employment at any time.

EXHIBIT 10.2
     In the event that a third party begins a tender or exchange offer, initiates a proxy contest or takes other steps to effect a Change in Control of the Company, Executive agrees that they will not voluntarily leave the employ of the Company and will perform the services of their office until the third party has abandoned or terminated efforts to effect a Change in Control or until a Change in Control has occurred. In the event such Change in Control is supported and endorsed by the Board, Executive agrees to assist, for a period of ninety (90) days from the date of Change in Control, in the orderly transition of management of the Company, provided the Company shall pay any reasonable expenses Executive incurs in connection with such assistance.
     If Executive’s employment with the Company should terminate for any reason prior to the occurrence of the Change in Control events described herein, this agreement shall terminate and the Company will have no further obligation to Executive hereunder.
     9.2 Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by the Executive, to attachment by, interference with, or control of any creditor of the Executive, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of the Executive prior to its actual receipt by the Executive. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.
     9.3 Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
     9.4 Binding Effect. This Agreement shall be binding upon any successor of the Company. Further, the Board shall not authorize a Change in Control that is a merger or a sale transaction unless the purchaser or the Company’s successor agrees to take such actions as are necessary to cause the Executive to be paid or provided all benefits due under the terms of this Agreement as in effect immediately prior to the Change in Control.
     9.5 Settlement of Disputes Concerning Benefits Under this Agreement; Arbitration. All claims by Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with Section 9.8 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive’s claim has been denied. Any further dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to this Agreement may be initiated by either the Company or the Executive unless the claims review and appeals procedures specified in Section 5.3 have been exhausted. Within ten

EXHIBIT 10.2
(10) business days of the initiation of arbitration hereunder, the Company and the Executive will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA Panel of Commercial Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of arbitration hereunder may be entered upon the award made pursuant to the arbitration.
     9.6 No Mitigation. The Company agrees that if the Executive’s employment with the Company terminates during the Term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in this Agreement (other than Section 3.2(c)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     9.7 Other Amounts Due. Except as expressly provided otherwise herein, the payments and benefits provided for in this Agreement are in addition to and not in lieu of amounts and benefits that are earned by the Executive prior to his Termination of Employment. The Company shall pay the Executive any compensation earned through the Employment Termination Date but not previously paid the Executive. Further the Executive shall be entitled to any other amounts or benefits due the Executive in accordance with any contract, plan, program or policy of the Company or any of its Affiliates, other than any severance benefit program or policy. Amounts that the Executive is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Executive’s Termination of Employment, other than any severance benefit program or policy, shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.
     9.8 Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given in person or by United States registered mail, return receipt requested (with evidence of receipt by the party to whom the notice is given), postage prepaid, addressed, if to the Executive, to the address listed on the signature page of this Agreement and, if to the Company, to 2435 North Central Expressway, Suite 700, Richardson, Texas 75080; Attention: President, or to such other address as either party may have furnished to the other in writing in accordance herewith. For purposes of this agreement notice to a party shall be effective only upon actual receipt of the notice by the party with written evidence of receipt by the party to whom the notice is given.
     9.9 Section 409A of the Code. To the extent that any payment or benefit under this Agreement would be deemed to be deferred compensation subject to the requirements of Section

EXHIBIT 10.2
409A of the Code that does not comply with such requirements, the Company and the Executive shall amend this Agreement (in a manner that as closely as practicable achieves the original intent of this Agreement) so that such payment or benefit will be made in accordance with such requirements. Without limiting the generality of the foregoing, in the event that it is determined that any payment pursuant to this Agreement that is to otherwise be made upon or shortly following termination of employment cannot be made prior to the six-month anniversary of such termination of employment because the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), such payment shall be paid on the first business day following such six-month anniversary.
     9.10 Governing Law. All provisions of this Agreement shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Dallas, Texas.
     9.11 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

EXHIBIT 10.2
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

XANSER CORPORATION

By:	/s/ Howard C. Wadsworth

Name:	Howard C. Wadsworth
Title:	Senior Vice President and Corporate Secretary

EXECUTIVE

By:	/s/ Max A. Elghandour

Address:	2435 N. Central Expressway
Richardson, Texas